Exhibit 99.1
CANARGO ENERGY CORPORATION
FOR IMMEDIATE RELEASE IN EUROPE & NORTH AMERICA
INTEREST PAYMENTS
January 2, 2009 — Guernsey, British Isles — CanArgo Energy Corporation (“CanArgo” or the “Company”) (OSE: CNR, AMEX:CNR) today announced that interest payments of US$868,000 in aggregate due on December 31, 2008 on CanArgo’s senior subordinated and subordinated convertible debt, held by certain accredited investors arranged by Ingalls & Snyder LLC and Persistency Capital LLC (the “Noteholders”), were not paid. Under the terms of the respective Note Purchase Agreements under which such debt was incurred the failure to pay such interest payments becomes an event of default after the expiration of a five business day grace period and such debt becomes accelerated upon receipt of a notice of default from the Noteholders. To date, no such notices have been received by the Company. The Company is currently engaged in discussions with the Noteholders aimed at resolving the situation.
CanArgo is an independent oil and gas exploration and production company with its oil and gas operations currently located in Georgia.
The matters discussed in this press release include forward-looking statements, which are subject to various risks, uncertainties and other factors that could cause actual results to differ materially from the results anticipated in such forward-looking statements. Such risks, uncertainties and other factors include the uncertainties inherent in oil and gas development and production activities, the effect of actions by third parties including government officials, fluctuations in world oil prices and other risks detailed in the Company’s reports on Forms 10-K and 10-Q filed with the Securities and Exchange Commission. The forward-looking statements are intended to help shareholders and others assess the Company’s business prospects and should be considered together with all information available. They are made in reliance upon the safe harbour provisions of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. The Company cannot give assurance that the results will be attained.
For more information please contact:
US and NORWAY
Eric Cameron, Christopher Rodsten, Fredrik Tangeraas
Gambit Hill & Knowlton AS
Tel: +47 96 62 55 94
Email: canargo@hillandknowlton.com

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